Exhibit 99.1
_______________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	William W. Sheehan II	Connie Kao
	Executive Vice President,	Senior Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4150	connie.kao@ros.com

ROSS STORES EXCEEDS THIRD QUARTER EARNINGS GUIDANCE,
RAISES FULL YEAR OUTLOOK

Dublin, California, November 20, 2025 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended November 1, 2025 of $1.58 on net income of $512 million. Included in this year’s third quarter earnings is an approximate $0.05 per share negative impact from tariff-related costs. These results compare to earnings per share of $1.48 on net income of $489 million for the 13 weeks ended November 2, 2024. Sales for the 2025 third quarter grew 10% to $5.6 billion versus $5.1 billion in the prior year. Comparable store sales increased a strong 7%.

For the nine months ended November 1, 2025, earnings per share were $4.61 on net earnings of $1.5 billion, versus $4.53 per share on net income of $1.5 billion for the same year-to-date period in 2024. Year-to-date 2025 earnings include an approximate $0.16 per share negative impact from tariff-related costs. Sales for the first nine months of 2025 were $16.1 billion, with comparable store sales up 3% over the prior year.

Jim Conroy, Chief Executive Officer, commented, “We are pleased with our third quarter sales results, which accelerated from the prior quarter. Our merchandise assortment of compelling brand name values resonated with shoppers, and our new marketing campaign drove excitement and higher customer engagement. We had an excellent back-to-school season with strong trends that continued through the balance of the quarter. The strong execution by the entire team led to broad-based sales growth across merchandise areas and geographical regions. The strength in top-line, coupled with our continued focus on expense control, resulted in an operating margin of 11.6% that was much stronger than expected.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Update on Shareholder Payouts

During the third quarter of fiscal 2025, a total of 1.7 million shares of common stock were repurchased for an aggregate price of $262 million under the Company’s two-year $2.1 billion authorization approved by its Board of Directors in March 2024. The Company remains on track to buy back a total of $1.05 billion in common stock during fiscal 2025 and complete the program as planned.

Fiscal 2025 Guidance

Looking ahead, Mr. Conroy said, “We enter the holiday season with strong momentum and are well-positioned to offer a compelling merchandise assortment across all our stores. As a result, for the 13 weeks ending January 31, 2026, we are raising our comparable store sales forecast to be up 3% to 4% with earnings per share in the range of $1.77 to $1.85. This updated guidance range reflects approximately $0.03 earnings per share of unfavorable timing of packaway-related expenses that benefited the third quarter. In addition, we now expect tariff-related costs to be negligible in the fourth quarter.”

Mr. Conroy continued, “Based on our year-to-date results and updated fourth quarter forecast, we are increasing our earnings per share guidance for fiscal 2025 to be in the range of $6.38 to $6.46, which includes approximately $0.16 per share negative impact from tariff-related costs. In addition, and as a reminder, 2024 fourth quarter and full year earnings per share of $1.79 and $6.32, respectively, included an approximate $0.14 earnings per share benefit related to the sale of a packaway facility.”

Mr. Conroy concluded, “We are optimistic about our prospects for the holiday season, driven by our ongoing focus on delivering quality, branded merchandise at exceptional value. This approach continues to gain strong traction with the consumer, particularly in an environment of rising prices across mainstream retail. Additionally, the store and supply chain teams are well-positioned for the holiday season, and our new marketing campaigns have continued to build excitement. We believe that this multi-faceted approach will help us continue our positive momentum and enable us to capture additional market share.”

The Company will host a conference call on Thursday, November 20, 2025 at 4:15 p.m. Eastern time to provide additional details concerning its third quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13756822 until 8:00 p.m. Eastern time on November 28, 2025, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contain forward-looking statements regarding, without limitation, projected sales, costs, and earnings, planned new store growth, capital expenditures, and other matters. These forward-looking statements reflect our then-current beliefs, plans, and estimates with respect to future events and our projected financial performance and operations, and they are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, risk from uncertainties arising from the macroeconomic environment, including inflation and the price of necessities, high interest rates, housing costs, energy and fuel costs, financial and credit market conditions, recession concerns, geopolitical conditions, government policies and enforcement practices with respect to immigration, government shutdowns, and public health and public safety issues may affect consumer confidence, consumer disposable income, and shopping behavior, as well as our costs; unexpected changes in the level of consumer spending on, or preferences for, apparel and home-related merchandise could adversely affect us; competitive pressures in the apparel and home-related merchandise retailing industry; our need to effectively manage our inventories, markdowns, and inventory shortage in order to achieve our planned gross margins; changes in U.S. tax, tariff, or trade policy regarding apparel, shoes, and home-related merchandise produced in China and other countries could significantly and adversely affect our business (while we directly import only a small portion of our merchandise, more than half of the goods we sell originate from China); elevated tariff levels on goods imported into the United States from China and other countries may disrupt our merchandise purchasing patterns, increase our costs, and put pressure on our margins and profitability; risks associated with importing and selling merchandise produced in China and other countries, including risks from supply chain disruption, shipping delays, and higher than expected ocean freight costs; unseasonable weather or extreme temperatures that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise; our dependence on the market availability, quantity, and quality of attractive brand name merchandise at desirable discounts, and on the ability of our buyers to anticipate consumer preferences and to purchase merchandise to enable us to offer customers a wide assortment of merchandise at competitive prices; information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could disrupt our operations, and result in theft or unauthorized disclosure of confidential and valuable business information, such as customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; disruptions in our supply chain or in our information systems, including from ransomware or other cyber-attacks could impact our ability to process sales and to deliver product to our stores in a timely and cost-effective manner; our need to obtain acceptable new store sites with favorable consumer demographics to achieve our planned store openings; our need to expand in existing markets and enter new geographic markets in order to achieve planned growth and market penetration; consumer problems or legal issues involving the quality, safety, or authenticity of products we sell could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes could increase our costs; damage to our corporate reputation or brands could adversely affect our sales and operating results; our need to continually attract, train, and retain associates with the retail talent necessary to execute our off-price retail strategies; our need to effectively advertise and market our business; possible volatility in our revenues and earnings; a public health or public safety crisis, or a natural or man-made disaster in California or another region where we have a concentration of stores, offices, or a distribution center could harm our business; our need to maintain sufficient liquidity to support our continuing operations and our new store openings. Other risk factors are set forth in our SEC filings including the Form 10-K for fiscal 2024 and fiscal 2025 Form 8-Ks and 10-Qs on file with the SEC. The factors underlying our forecasts and plans are dynamic and subject to change. As a result, any forecasts or forward-looking statements speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We disclaim any obligation to update or revise these forward-looking statements.

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2024 revenues of $21.1 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,909 locations in 44 states, the District of Columbia, Guam, and Puerto Rico. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 364 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
($000, except stores and per share data, unaudited)	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024

Sales	$5,600,946	$5,071,354	$16,115,069	$15,216,940

Costs and Expenses
Cost of goods sold	4,032,446	3,634,283	11,615,979	10,916,884
Selling, general and administrative	920,002	832,855	2,605,848	2,445,494

Operating income	648,498	604,216	1,893,242	1,854,562

Interest income, net	(33,900)	(42,527)	(100,655)	(131,827)
Earnings before taxes	682,398	646,743	1,993,897	1,986,389
Provision for taxes on earnings	170,463	157,935	494,718	482,443
Net earnings	$511,935	$488,808	$1,499,179	$1,503,946

Earnings per share
Basic	$1.59	$1.49	$4.64	$4.56
Diluted	$1.58	$1.48	$4.61	$4.53

Weighted-average shares outstanding (000)
Basic	321,270	327,710	323,049	329,453
Diluted	323,297	329,937	325,054	331,728

Store count at end of period	2,273	2,192	2,273	2,192

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	November 1, 2025	November 2, 2024
Assets

Current Assets
Cash and cash equivalents	$4,061,173	$4,349,262
Accounts receivable	203,891	176,218
Merchandise inventory	3,128,971	2,859,106
Prepaid expenses and other	235,617	241,703
Total current assets	7,629,652	7,626,289

Property and equipment, net	3,987,247	3,657,679
Operating lease assets	3,498,077	3,349,427
Other long-term assets	299,990	271,791
Total assets	$15,414,966	$14,905,186

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,645,234	$2,346,479
Accrued expenses and other	689,539	637,332
Current operating lease liabilities	723,512	699,200
Accrued payroll and benefits	438,989	459,094
Income taxes payable	23,080	2,186
Current portion of long-term debt	499,432	699,407
Total current liabilities	5,019,786	4,843,698

Long-term debt	1,017,540	1,514,452
Non-current operating lease liabilities	2,948,105	2,821,417
Other long-term liabilities	295,257	265,673
Deferred income taxes	250,276	196,583

Commitments and contingencies

Stockholders’ Equity	5,884,002	5,263,363
Total liabilities and stockholders’ equity	$15,414,966	$14,905,186

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
($000, unaudited)	November 1, 2025	November 2, 2024
Cash Flows From Operating Activities
Net earnings	$1,499,179	$1,503,946
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	374,524	329,584
Stock-based compensation	128,182	117,212
Deferred income taxes	63,236	345
Change in assets and liabilities:
Merchandise inventory	(684,458)	(666,886)
Other current assets	(75,708)	(62,793)
Accounts payable	537,559	390,398
Other current liabilities	72,256	(83,300)
Income taxes	(11,270)	(64,016)
Operating lease assets and liabilities, net	780	11,057
Other long-term, net	885	(1,116)
Net cash provided by operating activities	1,905,165	1,474,431

Cash Flows From Investing Activities
Additions to property and equipment	(618,366)	(514,122)
Net cash used in investing activities	(618,366)	(514,122)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	18,910	18,769
Treasury stock purchased	(79,878)	(86,092)
Repurchase of common stock	(787,521)	(787,479)
Excise tax paid on repurchase of common stock	(9,443)	(8,798)
Dividends paid	(397,194)	(367,492)
Payment of long-term debt	(700,000)	(250,000)
Net cash used in financing activities	(1,955,126)	(1,481,092)

Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(668,327)	(520,783)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,796,462	4,935,441
End of period	$4,128,135	$4,414,658

Reconciliations:
Cash and cash equivalents	$4,061,173	$4,349,262
Restricted cash and cash equivalents included in prepaid expenses and other	17,410	15,041
Restricted cash and cash equivalents included in other long-term assets	49,552	50,355
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,128,135	$4,414,658

Supplemental Cash Flow Disclosures
Interest paid	$55,778	$80,316
Income taxes paid, net	$442,751	$546,113